Exhibit 99.1

NII Holdings Names Juan R. Figuereo as
Chief Financial Officer

RESTON, Va., October 4, 2012 - NII Holdings, Inc. [NASDAQ: NIHD], a provider of differentiated mobile communications services under the Nextel brand in Latin America, today announced it has appointed Juan R. Figuereo as executive vice president and chief financial officer, effective October 17, 2012. Mr. Figuereo will replace Gokul Hemmady, who was recently named NII Holdings' chief operating officer.

Mr. Figuereo will report to Steve Dussek, NII Holdings' chief executive officer, and will be responsible for leading the company's finance organization.

“I am pleased to introduce Juan Figuereo as our new CFO,” said Mr. Dussek. “With approximately 25 years of international experience in finance, strategy and senior leadership, he brings a wealth of knowledge to NII and will be a strong addition to our executive team. Given his successful track record serving as a financial executive, Juan further solidifies our strong management team and will play an integral role as we continue to transform our business. He also strengthens our efforts in executing our growth strategy and providing our customers with high quality, innovative and differentiated solutions as we launch services on our next generation networks.”

Mr. Figuereo was most recently executive vice president and chief financial officer at Newell Rubbermaid Inc., a global marketer of consumer and commercial products. During his tenure, he worked with the executive team to improve the company's profitability, expand its customer base globally and strengthen its balance sheet. Prior to joining Newell Rubbermaid, Mr. Figuereo served as chief financial officer of Cott Corporation, where he helped accomplish a successful turnaround of the business, which included gross margin expansion, operating costs reductions and a significant capital structure overhaul. Mr. Figuereo has also served as vice president of mergers and acquisitions for Wal-Mart International as well as in various international, finance and general management positions over 15 years at PepsiCo. He is a certified public accountant and holds a bachelor of business administration from Florida International University in Miami, Florida.

“I am excited to be joining NII Holdings and to be working with its strong leadership team and dedicated employees,” said Mr. Figuereo. “I look forward to working closely with the business's seasoned executives and employees across the company to continue achieving its financial, strategic and operational objectives.”

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About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico, Argentina, Peru and Chile, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII Holdings is a Fortune 500 and Barron's 500 company, and has also been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. The company trades on the NASDAQ market under the symbol NIHD. Visit the company's website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Visit NII Holdings' news room for news and to access our markets' news centers: nii.com/newsroom.

Media Contacts

NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
www.nii.com

Investor Relations:
Tim Perrott
(703) 390-5113
tim.perrott@nii.com

Media Relations:
Claudia Restrepo
(786) 251-7020
claudia.restrepo@nii.com